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                                                                      EXHIBIT 21

                             LISTING OF SUBSIDIARIES

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
DOMESTIC

Brooktree Corporation                        Conexant Systems Worldwide, Inc.
Incorporated in the state of California      Incorporated in the state of Delaware

Brooktree Worldwide Sales Corporation        DeviceGuys, Inc.
Incorporated in the state of California      Incorporated in the state of Washington

Conexant Systems, Inc.
Incorporated in the state of Neveda


FOREIGN

Brooktree International Ltd.                 Conexant Systems Israel Commercial Ltd.
Incorporated in the Cayman Islands           Incorporated in Israel

Brooktree Technologies Ltd.                  Conexant Systems Japan Company Ltd.
Incorporated in the Cayman Islands           Incorporated in Japan

Conexant Systems Asia Pacific Ltd.           Conexant Systems Korea Ltd.
Incorporated in Hong Kong, People's          Incorporated in Korea
Republic of China

Conexant Foreign Sales Corporation           Conexant Systems S.A. de C.V.
Incorporated in Barbados                     Incorporated in Mexico

Conexant Systems France S.A.S.               Conexant Systems Scandinavia AB
Incorporated in France                       Incorporated in Sweden

Conexant Systems Germany G.m.b.H.            Conexant Systems Singapore Pte. Limited
Incorporated in Germany                      Incorporated in Singapore

Conexant Systems Holdings Limited.           Conexant Systems Taiwan Co., Ltd.
Incorporated in the United Kingdom           Incorporated in Taiwan

Conexant Systems Iceland Ehf. (Ltd.)         Conexant Systems UK Limited.
Incorporated in Iceland                      Incorporated in the United Kingdom

Conexant Systems Israel (1996) Ltd.
Incorporated in Israel
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